Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting a part of this Shell Company Report on Form 20-F of our report dated October 4, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our interim review and audit of the consolidated financial statements of GLAAM Co., Ltd. and its Subsidiaries as of June 30, 2023 and 2022 and December 31, 2022 and 2021, and for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021.

We also consent to the reference to our firm under the heading “Experts” in such Shell Company Report.

Los Angeles, California

November 21, 2023